SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary proxy statement	[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to Rule 14a-12

MERIDIAN MEDICAL TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

Information Concerning Participants

     Meridian Medical Technologies, Inc. (the “Company”) and certain other persons named below may be deemed to be participants in the solicitation of proxies of the Company’s shareholders to approve the proposed acquisition of the Company by King Pharmaceuticals, Inc. The participants in this solicitation may include the directors of the Company: Thomas L. Anderson, Bruce M. Dresner, Robert G. Foster, David L. Lougee, and James H. Miller; as well as two executive officers of the Company: James H. Miller, Chairman, President and Chief Executive Officer, and Dennis P. O’Brien, Vice President of Finance and Chief Financial Officer.

     As of the date of this communication, Robert G. Foster is the beneficial owner of 1.46% of the Company’s outstanding common stock, James H. Miller is the beneficial owner of 8.12% of Company’s outstanding common stock, Dennis P. O’Brien is the beneficial owner of 1.21% of the Company’s outstanding common stock, and none of the other foregoing participants individually beneficially owns in excess of 1% of the Company’s outstanding common stock. The directors and executive officers of the Company beneficially own in the aggregate approximately 13.66% of the Company’s outstanding common stock.

     Additional information about all of the directors and certain executive officers of the Company is included in Amendment No. 1 to the Company’s annual report on Form 10-K filed with the SEC on November 22, 2002. Information is also included in the preliminary proxy statement filed by the Company in connection with the proposed merger on October 28, 2002 and Amendment No. 1 to the proxy statement filed on November 26, 2002. Additional information will also be included in any further amendments to the preliminary proxy statement and the definitive proxy statement to be filed by the Company in connection with the proposed merger. Investors will be able to obtain these documents free of charge at the SEC’s web site (www.sec.gov) or by contacting Meridian Medical Technologies, Inc., 10240 Old Columbia Road, Columbia, MD 21046, Attention: Dennis P. O’Brien, telephone (443) 259-7800.

INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS.

The following is a press release issued by the Company on December 10, 2002:

     Meridian Medical Reports 68 Percent Rise in Revenue and 109 Percent Rise in Net Income for the First Quarter of Fiscal 2003

Columbia, Maryland (December 10, 2002) — Meridian Medical Technologies, Inc. (NASDAQ: MTEC), a world leader in drug delivery technology and innovative cardiopulmonary diagnostics, today reported total revenue of $24.8 million and net income of $2.43 million, or $0.46 per fully diluted share, for the three months ended October 31, 2002, compared to revenues of $14.8 million and net income of $1.16 million, or $0.32 per diluted share, for the same period last year.

“Meridian experienced an outstanding quarter from both an operational and a strategic perspective,” commented James H. Miller, Meridian’s chairman, president and CEO. “First, our exceptional results were primarily driven by continuing strong demand for our government and commercial auto-injector products. Government orders for our nerve agent antidote auto-injectors during the first fiscal quarter have outpaced prior periods as our military forces continue to heighten levels of preparedness in response to the current global climate. Moreover, we continue to see rising demand from state and local governments along with other governmental agencies as Homeland Security initiatives continue to progress. Finally, EpiPen®, our flagship product used for the emergency treatment of anaphylaxis, has continued its impressive track record of double-digit growth as a result of greater public awareness of food allergies and an overall increase in the number of cases diagnosed and treated.

“More importantly,” Mr. Miller continued, “in October, Meridian signed a definitive agreement to be acquired by King Pharmaceuticals. This transaction is expected to create new growth opportunities for Meridian. We look forward to closing the transaction in early 2003, subject to receipt of shareholder approval and satisfaction of other customary conditions.”

Financial Results

Gross profits totaling $11.4 million increased to 46.0 percent of revenues during the first quarter of fiscal 2003, compared to 45.3 percent for the same year ago period. The slight increase in margin was influenced by product mix, as there were comparatively higher sales of lower margin products, primarily auto-injectors sold to the Department of Defense (“DoD”) under the Industrial Base Maintenance Contract. The company expects the gross margin in fiscal 2003 to match the high level achieved in fiscal 2002.

Commercial Systems revenue for the three months ended October 31, 2002, was $10.3 million compared to $9.0 million for the comparable prior year period, a 14.3 percent increase. Demand for EpiPen remains strong with sales increasing 30.5 percent from the first quarter of fiscal 2002, to $10.0 million. The increase in EpiPen revenue was partially offset by lower R&D service revenue due to the timing of development projects.

Government Systems revenues of $13.0 million for the three months ended October 31, 2002 more than doubled from the $5.1 million in same year ago period. DoD revenues were $10.1 million for the three months ended October 31, 2002, nearly tripling over the same period last year. This dramatic increase in demand is a result of heightened military readiness by U.S. Armed Forces. Foreign government revenues increased slightly to $1.3 million for the fiscal first quarter, compared to $1.2 million for the same year ago period. Homeland Security sales were $1.7 million for the three months ended October 31, 2002 versus $475,000 for the same year ago period. This increase reflects continued shipments of nerve agent antidotes and other military auto-injector products to state and local first responders under the Metropolitan Medical Response System, and to other non-military agencies, such as the Department of Health and Human Services, to support the government’s Homeland Security initiatives.

Cardiopulmonary Systems revenues were $1.5 million for the three months ended October 31, 2002 compared to $689,000 for the same year ago period. This increase was due to stronger telemedicine sales compared to last year, resulting from the delivery of backlog from the fourth quarter of fiscal 2002.

Operating costs for the three months ended October 31, 2002 were $7.0 million compared to $4.0 million incurred in the same period last year. The current quarter included over $1.1 million in external costs relating to the pending merger with King. Higher costs also resulted from continued investment in the marketing of PRIME ECG, as well as market research for the company’s specialty pharmaceutical initiative.

The quarter benefited from a $580,000 reduction in interest expense as the company had essentially no external borrowing.

Meridian Medical Technologies, a specialty pharmaceuticals company, is a world leader in sales of auto-injector drug delivery systems and the developer of the PRIME ECG cardiac mapping system marketed in the United States and Europe. The company develops health care products designed to save lives, reduce health care costs and improve quality of life. Additional company information is available online at www.meridianmeds.com.

Meridian will be filing a proxy statement and will be filing or has filed other relevant documents concerning the pending merger with King with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors are able to obtain documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Meridian will be available free of charge from Meridian’s Manager, Investor Relations & Corporate Communications, Lenny Santiago, 10240 Old Columbia Road, Columbia, MD 21046 (tel. no. (443) 259-7842; e-mail: lenny.santiago@meridianmt.com). READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Meridian in connection with the transaction, and their interest in the solicitation, is set forth in a filing made by Meridian with the SEC on the date of this press release.

This press release and other written and oral statements made by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to financial and business matters and the pending merger with King Pharmaceuticals. Forward-looking statements are typically identified by future or conditional verbs or similar expressions regarding events that have yet to occur. These forward-looking statements are based on the Company’s current expectations and are subject to numerous assumptions, risks and uncertainties.

The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: political, economic and competitive conditions; capital availability or costs; fluctuations in demand for the Company’s products; government procurement timing and policies; technological challenges associated with the development and manufacture of the Company’s products; commercial acceptance of the Company’s products; costs and uncertainties associated with clinical testing and government approvals required to market new drugs and medical devices; availability and quality of raw materials; success and timing of efficiency, cost reduction and quality enhancement programs; regulatory and contract compliance; relationships with significant customers; adequacy of product liability insurance; ability to obtain, timing and success of marketing representatives and strategic alliances; ability to establish and maintain a sales and marketing infrastructure in support of U.S. PRIME ECG and specialty pharmaceutical products; uncertainties relating to healthcare reform measures and third party reimbursement, adequacy of intellectual property protection, whether Meridian’s shareholders approve the pending merger at the special meeting to be called for that purpose, Meridian’s ability to satisfy the other conditions for closing of the merger, and the ability of Meridian and King to realize the anticipated benefits of the merger. Meridian assumes no duty to update forward-looking statements.

(Tables to Follow)
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MERIDIAN MEDICAL TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	October 31,
	2002	2001

Net sales	$24,792	$14,777
Cost of sales	13,398	8,081

Gross profit	11,394	6,696

Selling, general, and administrative expenses	5,101	2,240
Research and development expenses	1,108	990
Depreciation and amortization	829	754

	7,038	3,984

Operating income	4,356	2,712

Other expense:
Interest expense	30	611
Other expense	10	66

	40	677

Income before income taxes	4,316	2,035

Provision for income taxes	1,890	877

Net income	$2,426	$1,158

Net income per common share	$.53	$.36

Net income per common share assuming dilution	$.46	$.32

Weighted average shares:
Basic	4,544	3,205
Diluted	5,273	3,665

MERIDIAN MEDICAL TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	October 31,	July 31,
Assets	2002	2002
	(unaudited)
Current assets:
Cash and cash equivalents	$14,388	$13,005
Receivables, less allowances of $176 and $169, respectively	9,009	7,067
Inventories	12,382	12,082
Deferred income taxes	2,143	2,143
Other current assets	709	754

Total current assets	38,631	35,051

Property, plant and equipment	29,167	29,228
Less – Accumulated depreciation	(13,360)	(12,604)

Net property, plant and equipment	15,807	16,624

Deferred financing fees	375	420
Capitalized software costs, net	922	1,016
Excess of cost over net assets acquired, less amortization of $6,096	5,266	5,266
Other intangible assets, net	1,037	1,102

Total assets	$62,038	$59,479

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$12,886	$13,007
Customer deposits	492	196

Total current liabilities	13,378	13,203

Deferred income taxes	1,274	1,274
Other non-current liabilities	971	945

Total liabilities Total current liabilities	15,623	15,422

Shareholders’ equity:
Common stock (voting and non-voting) Par value $.10 per share; 18,000,000 shares authorized; 4,547,856 and 4,543,976 shares issued	455	454
Additional capital	49,659	49,615
Accumulated other comprehensive income – cumulative translation adjustment	88	201
Accumulated deficit	(3,574)	(6,000)
Treasury stock, 30,176 shares at cost	(213)	(213)

Total shareholders’ equity	46,415	44,057

Total liabilities and shareholders’ equity	$62,038	$59,479